Exhibit 99.1

23301 Wilmington Avenue Carson, CA 90745-6209 310.513.7200 www.ducommun.com

September 30, 2015

Mr. Joseph P. Bellino

Ducommun Incorporated

23301 Wilmington Ave.

Carson, CA 90745

Dear Joe:

Re:	Retirement

This letter agreement (the “Agreement”) sets forth the terms of the agreement between Ducommun Incorporated (the “Company”) and Joseph P. Bellino (“you” or “Employee”) concerning your retirement as follows:

1. Retirement. On December 31, 2015 or such earlier date as the Chief Executive Officer or the Board of Directors of the Company may notify you in writing (the “Retirement Date”), you shall be considered to have voluntarily retired and resigned as an employee and officer of the Company and as an officer and director of all direct and indirect subsidiaries of the Company, and your employment with the Company shall terminate (the “Retirement”).

2. Compensation Prior to Retirement. Prior to your Retirement, the Company will continue to pay your base salary in the amount of Four Hundred Two Thousand Three Hundred Forty Six Dollars ($402,346) per year, (subject to normal payroll tax withholdings) on a bi-weekly basis. In addition, prior to your Retirement, you will continue to be eligible to participate in the Company’s bonus plan, benefits plans and stock-based compensation plans applicable to officers of the Company (collectively, the “Plans”), subject to the terms and conditions of the applicable Plan. All payments and awards under the Plans are subject to the terms and conditions thereof and, as applicable, are at the discretion and subject to the approval of the Compensation Committee of the Board of Directors of the Company (the “Committee”). As a result, there is no guarantee of the amount of any payments or awards under any of the Plans.

3. Compensation Following Retirement. Subject to the Conditions Precedent (as defined below), following your Retirement:

(a) The Company will continue to pay your base salary in the amount per year set forth in paragraph 2 above (subject to normal payroll tax withholdings) on a bi-weekly basis until December 31, 2016,

(b) The Company will continue until December 31, 2016, to pay the cost of medical, dental and vision insurance benefits for you and your immediate family (subject to normal employee contributions) to the extent similar coverage is provided during that period to the Company’s officers generally; provided that you timely elect continuation coverage under COBRA for those benefits for such period,

(c) You will be eligible to receive the earned bonus, if any, under the Company’s 2015 Bonus Plan, without any requirement to be employed at the time bonuses are awarded thereunder, and

(d) The Company will continue to consider you an “employee” until December 31, 2016 solely for the purposes of continued vesting under any stock option agreements, restricted stock unit agreements and performance stock unit agreements between the Company and you in effect on the Retirement Date.

4. Vacation and Business Expenses. The Company will pay you for unused vacation accrued through the Retirement Date and normal and customary business expenses incurred through the Retirement Date, in each case subject to the terms of the Company’s policies with respect thereto.

5. Changes to Key Executive Severance Agreement; No Payments Under Severance Policy. During the period from the date hereof through the Retirement Date, that certain Key Executive Severance Agreement between the Company and you dated November 5, 2009 (the “Severance Agreement”) shall remain in effect; provided, however, that you and the Company agree that effective as of the date hereof, Sections 1, 3(b)-(f) and 5 (collectively, the “Sections”) of the Severance Agreement are hereby deleted in their entirety and shall be null and void and of no further force or effect. For the avoidance of doubt, from and after the date hereof, you shall not be entitled to any payments or benefits under these Sections of the Severance Agreement, or any separation pay or benefits under any other severance policy or practice of the Company (other than the payments and benefits set forth in paragraph 3 of this Agreement).

6. Conditions Precedent. The payments and benefits set forth in paragraph 3 above shall be paid or provided to you by the Company only if you have fulfilled all of the following conditions precedent (collectively, the “Conditions Precedent”):

(a) You have signed, on or within 21 days after the Retirement Date, the Release of Claims attached hereto as Exhibit A,

(b) You have not revoked this Agreement under paragraph 11 of this Agreement or the Release of Claims pursuant to the terms and conditions thereof, and

(c) You are not and have not been in breach of this Agreement.

If any one or more of the Conditions Precedent has not been fully satisfied within thirty (30) days after the Retirement Date, the Company shall have no obligation to make any of the payments or provide any of the benefits described in paragraph 3 above. To the extent that the Company has already made a payment or provided a benefit under paragraph 3 above and you fail to satisfy any of the Conditions Precedent, you will be required to reimburse the Company for the entire value of any and all such payments and benefits and the Company shall have no obligation to continue to make any of the payments or provide any of the benefits described in paragraph 3 above.

7. Transition; Other Terms of Employment. You agree to support an orderly transition of your duties as requested by the Company prior to your Retirement. Except as expressly provided herein, your employment by the Company shall continue to be subject to the terms and conditions of the letter agreement dated September 5, 2008 between the Company and you (the “Letter Agreement”), including, but not limited to, paragraph 9 relating to “at-will” employment and paragraph 10 relating to arbitration (as well as the separate Arbitration Agreement between the Company and you). Notwithstanding the foregoing, paragraphs 1-5 of the Letter Agreement are deleted in their entirety and are superseded by this Agreement.

8. Acknowledgment of Consideration. You acknowledge and agree that the consideration given by the Company pursuant to this Agreement, in exchange for the execution of and compliance with this Agreement by you, is in addition to anything of value to which you are entitled.

9. Release. In consideration of the payments and benefits stated herein, Employee, on behalf of himself and his heirs, executors, administrators, successors and assigns, hereby fully releases and discharges the Company, its affiliated and subsidiary corporations, and each of their officers, directors, assigns, agents, servants, stockholders, employees, representatives and successors (collectively, the “Parties”) from any and all rights, claims, demands, actions and causes of action which Employee may have or heretofore had, whether known or unknown, suspected or unsuspected, against such Parties. Without limiting the generality of the foregoing, Employee releases the Parties from any and all rights, claims, demands, actions and causes of action arising out of, or in any way connected with, Title VII of the Civil Rights Act of 1964, as amended; the Equal Pay Act; the Americans with Disabilities Act; state and local civil rights laws; the California Family Rights Act; the California Private Attorney General Act; the California Fair Employment and Housing Act; California Labor Code, including Section 132a; and any other provision or theory of law, either in tort or in contract, and whether statutory or under the common law, including, but not limited to, all claims arising out of or incident to Employee’s employment with the Company. Employee understands and acknowledges that Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act and state and local civil rights laws provide Employee the right to bring actions against the Company if, among other things, Employee believes he/she has been discriminated against in employment on the basis of race, ancestry, color, religion, sex, national origin, and marital status, sexual orientation, medical condition, disability, or subject to prohibited retaliation.

It is the intention of Employee that by the execution of this release Employee will forever bar every right, claim, demand, action and cause of action against the Parties. Because this is Employee’s intention, Employee expressly waives any and all rights and benefits conferred upon Employee under any statutes, in equity or by common law relating to the execution of releases, including but not limited to, Section 1542 of the California Civil Code. Section 1542 provides:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected a settlement with the debtor.”

10. Age Discrimination in Employment Act Waiver. Employee specifically understands and acknowledges that the Age Discrimination in Employment Act of 1967, as amended, provides Employee the right to bring a claim against the Company if Employee believes that he/she has been discriminated against on the basis of age. Employee understands the rights afforded under this Act and agrees that he has not filed any claim or action against the Company and/or the Parties and waives any rights to assert a claim for relief available under this Act against the Company and/or the Parties, including, but not limited to, back pay, front pay, attorneys’ fees, damages, reinstatement, or injunctive relief.

11. Advice to Seek Legal Counsel and to Consider Agreement. This Agreement was received by Employee on September 23, 2015. The Company has advised Employee to consult with independent legal counsel prior to executing this Agreement. Employee has twenty-one (21) days after receipt of this Agreement within which to consider the Agreement and seven (7) days following execution of the Agreement to revoke the Agreement. Employee agrees that if Employee elects to revoke this Agreement, Employee will notify the Company (c/o Rose Rogers, Vice President, Human Resources at 23301 Wilmington Ave., Carson, CA 90745) in writing, via certified mail, on or before the expiration of the revocation period. Receipt of proper and timely notice of revocation by the Company cancels and voids this Agreement. Unless revoked by the Employee within seven (7) days after the Employee signs the Agreement, this Agreement will become effective upon expiration of the revocation period. Employee understands and agrees that if Employee revokes this Agreement within the 7-day revocation period, Employee will not receive any payment of money or any other consideration set forth herein and this Agreement shall have no force or effect.

12. Effective Date. This Agreement is effective and enforceable on the eighth (8th) day following the date of execution of this Agreement by Employee if it is also executed by the Company (the “Effective Date”).

13. Entire Agreement; Amendments; No Representations. This Agreement constitutes the entire agreement between the Company and you concerning the subject matter hereof. No amendment or modification of this Agreement shall be valid unless in writing signed by the Chief Executive Officer of the Company and you. The Company and you shall not be bound by, and agree that there has not been any representation, warranty, promise, statement or information except as specifically set forth in this Agreement.

If you are in agreement with the foregoing, please sign a copy of this letter in the space below and return it to me.

Sincerely,

DUCOMMUN INCORPORATED

By	/s/ Anthony J. Reardon
Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Joseph P. Bellino
Employee

September 30, 2015
Date

EXHIBIT A

Release of Claims

WHEREAS, Joseph P. Bellino (“Employee”) and Ducommun Incorporated, a Delaware corporation (the “Company”) are parties to a letter agreement regarding Employee’s retirement (the “Agreement”) dated as of September 20, 2015; and

WHEREAS, Employee is required to sign this Release of Claims as a condition precedent to receiving the payments and benefits provided in paragraph 3 of the Agreement.

NOW, THEREFORE, in consideration of the payments and benefits continuation provided in paragraph 3 of the Agreement, Employee, on behalf of himself and his heirs, executors, administrators, successors and assigns, hereby fully releases and discharges Ducommun Incorporated, its affiliated and subsidiary corporations, and each of their officers, directors, assigns, agents, servants, stockholders, employees, representatives and successors (collectively, the “Parties”) from any and all rights, claims, demands, actions and causes of action which Employee may have or heretofore had, whether known or unknown, suspected or unsuspected, against such Parties. Without limiting the generality of the foregoing, Employee releases the Parties from any and all rights, claims, demands, actions and causes of action arising out of, or in any way connected with, Title VII of the Civil Rights Act of 1964, as amended; the Equal Pay Act; the Americans with Disabilities Act; state and local civil rights laws; the California Family Rights Act; the California Private Attorney General Act; the California Fair Employment and Housing Act; California Labor Code, including Section 132a; and any other provision or theory of law, either in tort or in contract, and whether statutory or under the common law, including, but not limited to, all claims arising out of or incident to Employee’s employment with the Company. Employee understands and acknowledges that Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act and state and local civil rights laws provide Employee the right to bring actions against the Company if, among other things, Employee believes he/she has been discriminated against in employment on the basis of race, ancestry, color, religion, sex, national origin, and marital status, sexual orientation, medical condition, disability, or subject to prohibited retaliation.

It is the intention of Employee that by the execution of this release Employee will forever bar every right, claim, demand, action and cause of action against the Parties. Because this is Employee’s intention, Employee expressly waives any and all rights and benefits conferred upon Employee under any statutes, in equity or by common law relating to the execution of releases including, but not limited to Section 1542 of the California Civil Code. Section 1542 provides:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected a settlement with the debtor.”

EMPLOYEE

Date:

JOSEPH P. BELLINO

EXHIBIT B

STOCK-BASED COMPENSATION

STOCK OPTIONS:

Grant Date	No. of Shares	Exercise Price ($)	Date Exercisable
7/27/2011	4,500	21.61	Currently
7/1/2012	5,000	9.81	Currently
7/1/2012	5,000	9.81	7/1/2016
7/31/2013	11,250	22.84	Currently
3/18/2014	2,500	24.90	Currently
3/18/2014	2,500	24.90	3/18/2016
3/30/2015	2,000	25.51	3/30/2016

RESTRICTED STOCK UNITS:

Grant Date	No. of Shares	Vesting Date
2/6/2013	1,334	2/6/2016
3/18/2014	1,500	3/18/2016
3/30/2015	4,000	3/18/2016

PERFORMANCE STOCK UNITS:

	Target	“Earned” Shares
Grant Date	Shares	2013	2014	2015
2/6/2013	8,000	662	2,600	TBD
3/18/2014	4,000	—	4,000	TBD
3/30/2015	2,000	—	—	TBD

Performance stock units will vest when the Compensation Committee makes the determination of shares “earned,” if any, based on 2015 financial results in the Spring of 2016.